Exhibit 16
June 20, 2006

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE:	MGCC Investment Strategies, Inc.

Gentlemen:

We have read the statements made by MGCC Investment Strategies, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K as part of the Company’s Form 8-K report dated June 20, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Yours truly,

/s/ Meyler & Company LLC